Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

FLEX LTD.

and

AXIOM SOLUTIONS INTERNATIONAL, INC.

Dated as of [•], 2027

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

1.1	General	2

	ARTICLE II

	PAYMENTS AND TAX REFUNDS

2.1	Allocation of Tax Liabilities	2
2.2	Transaction Taxes	11
2.3	Allocation of Employment Taxes	11
2.4	Tax Refunds	11
2.5	Prior Agreements	11

	ARTICLE III

	PREPARATION AND FILING OF TAX RETURNS

3.1	RemainCo’s Responsibility	11
3.2	SpinCo’s Responsibility	12
3.3	Right to Review Tax Returns	12
3.4	Cooperation	12
3.5	Tax Reporting Practices	12
3.6	Reporting of the Transactions	12
3.7	Payment of Taxes	13
3.8	Amended Returns and Carrybacks	13
3.9	Tax Attributes	14

	ARTICLE IV

	TAX-FREE STATUS OF THE DISTRIBUTION

4.1	Representations and Warranties	14
4.2	Restrictions Relating to the Distribution	15

	ARTICLE V

	INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	17
5.2	Indemnification Payments	18

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5.3	Payment Mechanics	18
5.4	Treatment of Payments	18

	ARTICLE VI

	TAX CONTESTS

6.1	Notice	19
6.2	Control Rights	19
6.3	Tax Contests Related to the Tax-Free Status of the Transactions	19
6.4	Obligation of Continued Notice	19
6.5	Settlement Rights	20

	ARTICLE VII

	COOPERATION

7.1	General	20
7.2	Consistent Treatment	21

	ARTICLE VIII

	RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	21
8.2	Access to Tax Records	21

	ARTICLE IX

	DISPUTE RESOLUTION

9.1	Computational Disputes	22
9.2	Other Disputes	22

	ARTICLE X

	MISCELLANEOUS PROVISIONS

10.1	Termination	22
10.2	Applicability	23
10.3	Survival	23
10.4	Separation Agreement	23
10.5	Confidentiality	23
10.6	Counterparts; Entire Agreement	23
10.7	Governing Law	23
10.8	Dispute Resolution	23
10.9	Waiver of Jury Trial	24
10.10	Assignability	24

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10.11	Third-Party Beneficiaries	24
10.12	Notices	24
10.13	Severability	25
10.14	Headings	26
10.15	Waivers of Default	26
10.16	Specific Performance	26
10.17	Amendments	26
10.18	Interpretation	26
10.19	Compliance by Subsidiaries	26

EXHIBITS

Exhibit A	ATB Entities
Exhibit B	Allocation of Certain Tax Liabilities
Exhibit C	Tax-Free Status of the Transactions

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [•], 2027, between Flex, Ltd., a public company limited by shares incorporated in Singapore and having company registration no. 199002645H (“RemainCo”) and Axiom Solutions International, Inc., a Texas corporation (“SpinCo” and, together with RemainCo, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the SpinCo Business and (b) the RemainCo Business;

WHEREAS, the Board of Directors of RemainCo has determined that it is appropriate, desirable and in the best interests of RemainCo and its shareholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo (the “Separation”);

WHEREAS, SpinCo has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Separation;

WHEREAS, in order to effect the Separation, RemainCo has undertaken and will undertake the Internal Reorganization and, in connection therewith, effect the Contribution and, in exchange therefor, SpinCo shall (i) issue to RemainCo additional shares of SpinCo Common Stock and (ii) pay the SpinCo Cash Distribution to RemainCo;

WHEREAS, on the terms and subject to the conditions set forth in the Separation Agreement, following the completion of the Internal Reorganization and Contribution and payment of the SpinCo Cash Distribution, RemainCo shall own all of the issued and outstanding shares of SpinCo Common Stock and shall effect the distribution of approximately 88.0% to 94.0% all of the then issued and outstanding shares of SpinCo Common Stock to the holders of RemainCo Ordinary Shares whose names appear on the Branch Register of Members maintained in the United States of America in accordance with Section 4 of the Separation Agreement (the “Distribution”);

WHEREAS, following the Distribution, RemainCo shall retain approximately 6.0% to 12.0% of the outstanding shares of SpinCo Common Stock (the Retained Stock) and intends, within twenty-four (24) months following the Distribution Date, to effect one or more Subsequent Distributions with respect to the Retained Stock, each as defined and set forth in the Separation Agreement;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Contribution, taken together with the Distribution, qualifies for non-recognition of gain and loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business conducted by the ATB Entities that is relied upon in the Tax Opinions for purposes of qualifying the Distribution and the Internal Distributions as tax-free pursuant to Section 355 of the Code as set forth on Exhibit A hereto.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Applicable Percentage” shall mean eighty percent (80%) with respect to RemainCo and twenty percent (20%) with respect to SpinCo.

“ATB Entities” shall mean the entities listed on Exhibit A.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity, the Taxes of the relevant owner of such equity interest shall be determined as if the Tax Period of such partnership or other “flowthrough” entity ended as of the close of business on the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Distribution Date and the period beginning after the Distribution Date in proportion to the number of days in each Tax Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Computational Dispute” shall have the meaning set forth in Section 9.1.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of all or any portion of the Internal Reorganization, the Contribution or the Distribution to qualify for the Tax-Free Status of the Transactions.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of Liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax Liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean either the SpinCo Group or the RemainCo Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Reorganization” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the U.S. Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the RemainCo Group together with one or more members of the SpinCo Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Parties” shall have the meaning set forth the in preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” shall mean a favorable private letter ruling from a Taxing Authority (including the IRS) to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to this Agreement.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of stock of SpinCo, respectively, any amount of stock of SpinCo, that would, when combined with any other direct or indirect changes in ownership of the stock of SpinCo pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, including any such changes related or occurring pursuant to, or otherwise arising from or in connection with, (x) the Warrant Agreement, (y) the exercise of the Warrants or (z) dispositions by RemainCo of the Retained Stock, comprise forty percent (40%) or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization or other transaction resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, and shall further be net of all accounting, legal and other professional fees, and court costs incurred in connection with obtaining such refund, as well as any other out-of-pocket costs incurred in connection with obtaining such refund.

“RemainCo” shall have the meaning set forth in the preamble hereto.

“RemainCo Business” shall have the meaning set forth in the Separation Agreement.

“RemainCo Disqualifying Action” shall mean (a) any action (or the failure to take any action) by any member of the RemainCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of RemainCo or any assets of any member of the RemainCo Group or (c) any breach by any member of the RemainCo Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “RemainCo Disqualifying Action” shall not include any action required by any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Internal Reorganization, Contribution or Distribution.

“RemainCo Group” shall have the meaning set forth in the Separation Agreement.

“RemainCo Joint Return” shall mean any Joint Return with respect to which a member of the RemainCo Group is the common parent.

“RemainCo Ordinary Shares” shall have the meaning set forth in the Separation Agreement.

“RemainCo Separate Return” shall mean any Tax Return of or including any member of the RemainCo Group (including any consolidated, combined or unitary return) that does not include any member of the SpinCo Group.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Retained Stock” shall have the meaning set forth in the Separation Agreement.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall have the meaning set forth in the Separation Agreement.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“SpinCo Disqualifying Action” shall mean (a) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of SpinCo or any assets of any member of the SpinCo Group or (c) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action required by any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Internal Reorganization, Contribution or Distribution.

“SpinCo Cash Distribution” shall have the meaning set forth in the Separation Agreement.

“SpinCo Group” shall mean SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the consummation of the Distribution.

“SpinCo Joint Return” shall mean any Joint Return with respect to which a member of the SpinCo Group is the common parent.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined or unitary return) that does not include any member of the RemainCo Group.

“Straddle Period” shall mean any taxable year or other Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsequent Distribution” shall have the meaning set forth in the Separation Agreement.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) Liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) Liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Attributes” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax Liability for a past or future Tax Period.

“Tax Certificates” shall mean any certificates of officers of RemainCo and/or SpinCo, provided to Skadden, Arps, Slate, Meagher & Flom LLP, Deloitte Tax LLP or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Internal Reorganization, Contribution or Distribution.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Transactions” shall mean the qualification of (i) the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (c) as a transaction in which RemainCo will recognize no income or gain for U.S. federal income tax purposes with respect to the receipt of the SpinCo Cash Distribution by reason of Sections 355 and 361 of the Code, except to the extent the amount of the SpinCo Cash Distribution exceeds RemainCo’s adjusted tax basis in SpinCo Common Stock and assuming RemainCo transfers to creditors or distributes to shareholders the cash received in the SpinCo Cash Distribution in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code and (d) as a transaction in which RemainCo, SpinCo and the holders of RemainCo Ordinary Shares recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of RemainCo and SpinCo, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the transactions described on Exhibit C for the Tax treatment set forth therein.

“Tax-Free Status Tax Contest” shall have the meaning set forth in Section 6.3.

“Tax Item” shall mean any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1.

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Deloitte Tax LLP or any other law or accounting firm delivered to RemainCo, regarding certain tax consequences of certain transactions executed as part of the Internal Reorganization, Contribution and Distribution.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean (i) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by RemainCo (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the Liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Internal Reorganization, Contribution, Distribution, or any transaction associated therewith to qualify for the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” shall mean all (i) sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Internal Reorganization, Contribution or Distribution and (ii) any income Taxes imposed with respect to the steps taken pursuant to the Separation Plan, including in each case, any withholding in respect of such Taxes; provided, however, that Transaction Taxes shall not include any Distribution Taxes or any Taxes incurred as a result of (x) SpinCo’s breach of any obligation under the Separation Agreement, this Agreement, or any Ancillary Agreement, (y) SpinCo undertaking any action described in Section 4.2(a) or Section 4.2(b), without regard to whether an Unqualified Tax Opinion or Post-Distribution Ruling may have been provided or whether RemainCo consented to any such action, or (z) a SpinCo Disqualifying Action. For the avoidance of doubt, “Transaction Taxes” shall not include any value added, goods and services or similar Taxes.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Taxing Authority of any Tax Item between or among any member of the RemainCo Group and any member of the SpinCo Group with respect to any Tax Period ending prior to or including the Distribution Date.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“VAT” shall means any value added, goods and services, sales or similar Taxes.

“Warrant Agreement” shall mean that certain Transaction Agreement, by and between RemainCo and Amazon.com, Inc., a Delaware corporation dated August 15, 2025.

“Warrants” shall mean the warrants issued pursuant to the Warrant Agreement.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Tax Liabilities. Except as otherwise provided in this Article II and Section 5.1 (including Distribution Taxes allocated thereunder and certain VAT discussed in Section 5.1(a) and Section 5.1(b)) or as set forth on Exhibit B, Taxes shall be allocated as follows:

(a) General Rules.

(i) In the case of any Tax Return that relates solely to a Pre-Distribution Period, SpinCo and RemainCo shall each pay and be responsible for its Applicable Percentage of any and all Taxes that are due with respect to or required to be reported on any Tax Return (including any increase in such Taxes as a result of a Final Determination); provided, that in the case of any Tax Return that relates solely to a Pre-Distribution Period that ends on or before the date that is seven (7) years prior to the Distribution Date, RemainCo shall pay and be responsible for any and all Taxes that are due with respect to or required to be reported on any such Tax Return (including an increase in such Taxes as a result of a Final Determination).

(ii) In the case of any RemainCo Joint Return or RemainCo Separate Return that, in each case, relates to a Straddle Period: (A) SpinCo shall pay and be responsible for its Applicable Percentage of any and all Taxes that are (I) due with respect to or required to be reported on any such Tax Return and (II) allocable to a Pre-Distribution Period in accordance with Section 2.1(iv)(2) (including any increase in such Taxes as a result of a Final Determination), and (B) RemainCo shall pay and be responsible for all other Taxes that are due with respect to or required to be reported on any such Tax Return (including, in each of clauses (A) and (B), any increase in such Taxes as a result of a Final Determination).

(iii) In the case of any SpinCo Joint Return or SpinCo Separate Return that, in each case, relates to a Straddle Period: (A) RemainCo shall pay and be responsible for its Applicable Percentage of any and all Taxes that are (I) due with respect to or required to be reported on any such Tax Returns and (II) allocable to a Pre-Distribution Period in accordance with Section 2.1(iv)(2) (including any increase in such Taxes as a result of a Final Determination), and (B) SpinCo shall pay and be responsible for all other Taxes that are due with respect to or required to be reported on any such Tax Return (including, in each of clauses (A) and (B), any increase in such Taxes as a result of a Final Determination).

(iv) In the case of any Tax Return for any Straddle Period:

(1) The amount of any Tax with respect to such Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Distribution Period and Post-Distribution Period based on the Closing of the Books Method.

(2) The amount of any other Tax with respect to a Straddle Period (other than Taxes described in Section 2.2) shall be allocated between the Pre-Distribution Period and the Post-Distribution Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Distribution Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Distribution Period and the remainder of such Tax to the Post-Distribution Period.

(b) Certain Limitations. The amount of Taxes allocable to SpinCo or RemainCo pursuant to Section 2.1(a)(i) with respect to any Tax Period shall not be less than zero. For the avoidance of doubt, RemainCo shall not be required to make any payment to SpinCo, nor shall SpinCo be required to make any payment to RemainCo, to the extent that Tax Items of a member of the RemainCo Group or of the SpinCo Group, as the case may be, may reduce the aggregate Taxes owed with respect to any Joint Return.

(c) Taxes described on Exhibit B shall be allocable among RemainCo and SpinCo in the manner set forth therein.

2.2 Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, RemainCo shall pay and be responsible for all Transaction Taxes.

2.3 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.4 Tax Refunds.

(a) RemainCo shall be entitled to all Refunds of Taxes the Liability for which is allocated to RemainCo pursuant to this Agreement, and SpinCo shall be entitled to all Refunds of Taxes the Liability for which is allocated to SpinCo pursuant to this Agreement. This Section 2.4(a) shall be applied looking solely to the allocation of the Tax for which a Refund is received, regardless of whether an Adjustment to a separate Tax may have impacted the presence or amount of such Refund.

(b) SpinCo shall pay to RemainCo any Refund received by SpinCo or any member of the SpinCo Group that is allocable to RemainCo pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. RemainCo shall pay to SpinCo any Refund received by RemainCo or any member of the RemainCo Group that is allocable to SpinCo pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 2.4, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

(c) In the event that Refund received after the date hereof is later disallowed or reduced in whole or in part, resulting in a Tax Liability, such Tax shall be allocated amongst the Parties in the same manner as such underlying Refund was allocated.

2.5 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the RemainCo Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the RemainCo Group as of the Distribution Date. No member of either the SpinCo Group or the RemainCo Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 RemainCo’s Responsibility. RemainCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all RemainCo Joint Returns and all RemainCo Separate Returns, including any amended RemainCo Joint Returns and amended RemainCo Separate Returns. RemainCo shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.1.

3.2 SpinCo’s Responsibility. SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which RemainCo is required to prepare and file under Section 3.1, including any amended Tax Returns. SpinCo shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.2.

3.3 Right to Review Tax Returns. To the extent that the positions taken on any Tax Return reasonably relate to matters for which the Reviewing Party would reasonably be expected to have an indemnification obligation to the Preparing Party in excess of $10 million ($10,000,000.00), the Preparing Party shall (x) prepare the portions of such Tax Return that relate to such matters and (y) provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) Business Days prior to the due date for such Tax Return. The Reviewing Party shall thereafter have fifteen (15) Business Days to review such portion of such Tax Return and provide reasonable comments, if any, on such portion of such Tax Return to the Preparing Party; provided, however, that the Reviewing Party shall provide any comments it may have to the Preparing Party no later than two (2) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Parties shall negotiate in good faith to resolve any disputes relating to the review of a Tax Return pursuant to this Section 3.3. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Article IX. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the due date for the filing of any Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by the Preparing Party and the Parties shall amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

3.5 Tax Reporting Practices. Except as provided in Section 3.6 or as otherwise agreed among the Parties, with respect to any Tax Return including matters for which the Reviewing Party has an indemnification obligation to the Preparing Party, such Tax Return shall be prepared in a manner consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by the Preparing Party.

3.6 Reporting of the Transactions. The Tax treatment of any step in or portion of the Internal Reorganization, Contribution, and Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed. If RemainCo determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to any of the applicable transactions taken pursuant to the Internal Reorganization, SpinCo agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by RemainCo. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by RemainCo in its good faith discretion to compensate RemainCo for any Tax benefits realized by SpinCo as a result of such election.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Preparing Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Preparing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Preparing Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Preparing Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Preparing Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Preparing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Preparing Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Preparing Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) A Party shall not, and shall not permit any member of such Party’s Group to, file or allow to be filed any request for an Adjustment for any Tax Period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Each Party shall, and shall cause each member of its respective Group to, make any available elections to waive the right to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date and (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date.

(c) Neither Party shall, and each Party shall cause each member of its respective Group not to, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), make any affirmative election to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date or (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date.

(d) Receipt of consent by one Party from the other Party pursuant to the provisions of this Section 3.8 shall not limit or modify such Party’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes. RemainCo shall in good faith advise SpinCo in writing of the amount, if any of any Tax Attributes, which RemainCo determines, in its good faith discretion, shall be allocated or apportioned to the SpinCo Group under applicable Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo agrees that it shall not dispute RemainCo’s allocation or apportionment of Tax Attributes. For the avoidance of doubt, RemainCo shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.9.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby represents and warrants that (i) it has examined the Tax Opinion, the Tax Certificates, the Separation Plan, and any other materials delivered or deliverable in connection with the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to RemainCo or any member of the RemainCo Group or the RemainCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to RemainCo or any member of the RemainCo Group or the RemainCo Business.

(b) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(c) Each of RemainCo, on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Internal Reorganization, Contribution or Distribution to be other than the Tax-Free Status of the Transactions.

(d) Each of RemainCo, on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution.

(a) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a SpinCo Disqualifying Action.

(b) During the Restricted Period [(or such other applicable period of time as provided in Exhibit C)], SpinCo:

(i) shall continue and cause to be continued the Active Trade or Business, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve or liquidate itself (including any action that is a liquidation for U.S. federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of SpinCo capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;

(iv) shall not and shall not permit any member of the SpinCo Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of SpinCo or the SpinCo Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary; and

(v) shall not take or fail to take, and shall not permit any Affiliate to take or fail to take, as the case may be, any actions set forth on Exhibit C.

(c) Notwithstanding the restrictions imposed by Sections 4.2(a) and 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion or Post-Distribution Ruling, in each case, in form and substance reasonably satisfactory to RemainCo or (ii) obtains the prior written consent of RemainCo waiving the requirement that SpinCo obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in RemainCo’s sole and absolute discretion. RemainCo’s evaluation of an Unqualified Tax Opinion or Post-Distribution Ruling may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling. Neither the delivery of an Unqualified Tax Opinion or Post-Distribution Ruling nor RemainCo’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion or Post-Distribution Ruling shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) RemainCo shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, without duplication: (i) all Liability for Taxes allocated to RemainCo pursuant to Article II, together with RemainCo’s allocable portion of all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any other out-of-pocket costs incurred in connection with such Taxes, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the RemainCo Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the RemainCo Group that is allocated to SpinCo pursuant to Section 2.4(a) and (iv) any Distribution Taxes and Tax-Related Losses to the extent attributable to a RemainCo Disqualifying Action; provided, that, in the case of clause (i) hereof, RemainCo shall not be required to indemnify and hold harmless SpinCo from and against any VAT payable by SpinCo to a Taxing Authority to the extent such VAT was collected from a customer or other third party (including a member of the RemainCo Group in the ordinary course of business) or is otherwise recoverable by SpinCo or another member of the SpinCo Group, and Section 2.1 hereof shall not be read or otherwise interpreted or construed to impose any payment obligation with respect to such VAT on RemainCo.

(b) SpinCo shall indemnify and hold harmless RemainCo from and against, and will reimburse RemainCo for, without duplication: (i) all Liability for Taxes allocated to SpinCo pursuant to Article II, together with SpinCo’s allocable portion of all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any other out-of-pocket costs incurred in connection with such Taxes, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the SpinCo Group that is allocated to RemainCo pursuant to Section 2.4(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied); provided, that, in the case of clause (i) hereof, SpinCo shall not be required to indemnify and hold harmless RemainCo from and against any VAT payable by RemainCo to a Taxing Authority to the extent such VAT was collected from a customer or other third party (including a member of the SpinCo Group in the ordinary course of business) or is otherwise recoverable by RemainCo or another member of the RemainCo Group, and Section 2.1 hereof shall not be read or otherwise interpreted or construed to impose any payment obligation with respect to such VAT on SpinCo.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by RemainCo and SpinCo according to relative fault. For purposes of Section 5.1(a)(i) and Section 5.1(b)(i), a Party’s allocable portion of fees or costs shall be equal to the percentage allocation of the underlying Tax to such Party under Article II.

(d) Notwithstanding anything herein to the contrary, any Distribution Taxes that are not attributable to a RemainCo Disqualifying Action or a SpinCo Disqualifying Action shall be allocated between RemainCo and SpinCo in accordance with their respective Applicable Percentages.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination made with respect to Sections 2.1 or 2.2, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by RemainCo directly to SpinCo and by SpinCo directly to RemainCo; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the RemainCo Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Preparing Party or Indemnitee pursuant to this Agreement for which such Preparing Party or Indemnitee, as the case may be, has received a payment from the other Party, such Preparing Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained Liability.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within fifteen (15) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Control Rights. Subject to Section 6.5, (a) RemainCo shall have the sole responsibility and right to control the prosecution of any Tax Contest to the extent it relates to a RemainCo Joint Return or RemainCo Separate Return and (b) SpinCo shall have the sole responsibility and right to control the prosecution of any Tax Contest to the extent it relates to a SpinCo Joint Return or SpinCo Separate Return, in each case, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.3 Tax Contests Related to the Tax-Free Status of the Transactions. Notwithstanding Section 6.2, RemainCo shall have the sole responsibility and right to control the prosecution of any Tax Contest that relates to the Tax-Free Status of the Transactions (each, a “Tax-Free Status Tax Contest”).

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Settlement Rights. Notwithstanding anything herein to the contrary, unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment in excess of $10 million ($10,000,000.00) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall not settle such Tax Contest without the Non-Controlling Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In addition, in the case of a Tax-Free Status Tax Contest, SpinCo (at its sole expense) shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax-Free Status Tax Contest pursuant to which the SpinCo may reasonably be expected to become liable to make any indemnification payment to RemainCo under this Agreement. The failure of the Controlling Party to take any action specified in this Section 6.5 with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any Liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other Liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation. In the event that a member of the RemainCo Group, on the one hand, or a member of the SpinCo Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Parties shall cooperate pursuant to this Section 7.1 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment unless the Parties mutually agree not to seek such relief.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the RemainCo Group and the SpinCo Group as set forth in Section 5.4, or (b) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the RemainCo Group or the SpinCo Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the RemainCo Group proposes to destroy such records or documents, it shall first notify the SpinCo Group in writing and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the SpinCo Group proposes to destroy such records or documents, it shall first notify the RemainCo Group in writing and the RemainCo Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party providing access to its records to the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Computational Disputes. In the event of any dispute between the Parties involving computational matters (a “Computational Dispute”), the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such Computational Dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by RemainCo and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall request the Accounting Firm to resolve all Computational Disputes no later than forty-five (45) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Computational Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of RemainCo and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The determination of the Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on the Parties absent fraud or manifest error or any other basis for vacating an arbitration order pursuant to Section 5714 of the Delaware Uniform Arbitration Act. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

9.2 Other Disputes. In the event of any dispute between the Parties as to any matter covered by or relating to this Agreement other than a Computational Dispute, such dispute shall be governed in accordance with the Separation Agreement, including Section 8.1 thereof.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

10.2 Applicability. This Agreement shall not apply before the Distribution.

10.3 Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Distribution and shall remain in full force and effect.

10.4 Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

10.5 Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.8 of the Separation Agreement.

10.6 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

10.7 Governing Law. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

10.8 Dispute Resolution. Subject to Article IX, the dispute resolution procedures set forth in Section 8.1 of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis.

10.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Assignability. Except as otherwise provided for in this Agreement or the Separation Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.10 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

10.11 Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, Liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

10.12 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.12 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.12 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.12):

To RemainCo:

Flex Ltd.

12515-8 Research Blvd, Suite 300,

Austin, Texas 78759

Attention: [•], [•]

Email: legalnotices@flex.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave.

Palo Alto, CA 94301

Attention: Amr Razzak, Esq.

Email: amr.razzak@skadden.com

To SpinCo:

Axiom Solutions International, Inc.

Domain Tower II, 19th Floor, 10025 Alterra Parkway

Austin, TX 78758

Attention: [•], [•]

Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave.

Palo Alto, CA 94301

Attention: Amr Razzak, Esq.

Email: amr.razzak@skadden.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

10.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.14 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.15 Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default

10.16 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article X, have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

10.17 Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

10.18 Interpretation. The rules of interpretation set forth in Section 1.2 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE X IS TO ENSURE THAT EACH OF THE TRANSACTIONS QUALIFIES FOR THE TAX-FREE STATUS OF THE TRANSACTIONS AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

10.19 Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FLEX LTD.

By:
Name:
Title:

AXIOM SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title: